UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 28, 2017

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Heartland Financial USA, Inc. (“Heartland”), a multi-state bank holding company, announced today that as of February 28, 2017, it has completed its acquisition of Founders Bancorp, parent company of Founders Community Bank, headquartered in San Luis Obispo, California.

Based on Heartland's closing common stock price of $49.55 as of February 28, 2017, the aggregate consideration was $32.3 million, with approximately 30 percent of the consideration paid in cash and 70 percent in Heartland common stock.

Simultaneously with the closing of the transaction, Founders Community Bank was merged into Heartland’s California-based subsidiary, Premier Valley Bank, with Founders’ banking offices operating as “Founders Community Bank, a Division of Premier Valley Bank.”

As of December 31, 2016, Founders Community Bank had assets of approximately $197 million, net loans outstanding of $103 million and deposits of $179 million. The acquisition expands Heartland’s footprint in California from 5 to 9 banking centers and nationally from 108 to 112 banking centers serving 12 states.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, dated October 29, 2016, between Heartland Financial USA, Inc. and Founders Bancorp, which has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8‑K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1
Agreement and Plan of Merger dated October 29, 2016 between Heartland Financial USA, Inc. and Founders Bancorp (incorporated by reference to Appendix A to the Proxy Statement/Prospectus included in Heartland’s Registration Statement on Form S‑4 (File No. 333‑215047)).

99.2	Press Release dated March 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2017	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

99.1
Agreement and Plan of Merger dated October 29, 2016 between Heartland Financial USA, Inc. and Founders Bancorp (incorporated by reference to Appendix A to the Proxy Statement/Prospectus included in Heartland’s Registration Statement on Form S‑4 (File No. 333‑215047)).

99.2	Press Release dated March 1, 2017.